Exhibit 99.34
BAS Agreement
This BAS Agreement (including all terms, schedules, supplements and exhibits attached hereto, this “Agreement”) is entered into between the customer specified below (“Customer”) and BANC OF AMERICA SECURITIES LLC (“BAS”), on behalf of itself and as agent for the BofA Entities. The Agreement sets forth the terms and conditions on which BAS will open and maintain Accounts for prime brokerage and other products and otherwise transact business with Customer. All capitalized terms used but not defined herein shall have the meaning set forth in the Account Agreement (as defined below).
All terms, provisions and agreements set forth in the checked agreements listed below are hereby incorporated herein by reference with the same force and effect as though fully set forth herein, all of which taken together shall constitute a single, integrated agreement.
(a)	Account Agreement, attached as Exhibit A hereto; and

(b)	Prime Brokerage Terms, attached as Exhibit B hereto.
IN WITNESS WHEREOF, the parties have caused this BAS Agreement to be duly executed and delivered as of June 2, 2005

BANC OF AMERICA SECURITIES LLC,
for itself and agent for the BofA Entities

By:	/s/ Glen Dailey

	Name:	Glen Dailey
	Title:	Managing Director
BANC OF AMERICA SECURITIES LLC
Highland Crusader Offshore Partners, L. P.

Name of Customer

By:	/s/ David W. Lancelot

	Name :	David W. Lancelot
	Title:	Treasurer of Strand Advisors, Inc. The General Partner of Highland Capital Management, L. P. The General Partner of Highland Crusader Offshore Partners, L. P.
Bermuda

Jurisdiction of organization

Limited Partnership

Type of organization

Dallas, Texas, U.S.A.

Place of business/chief executive office

98-0344514

Organizational identification number

Addresses for Notice to Customer
13455 Noel Road, Suite 1300 Dallas TX 75240

Address

Britt Brown

Attention

972-628-4100	972-628-4142	bbrown@hemlp.com

Telephone	Fax	Email

Exhibit A to BAS Agreement — Account Agreement
This Account Agreement (including all schedules attached hereto, this “Agreement”) is entered into between Customer and BANC OF AMERICA SECURITIES LLC (“BAS”), on behalf of itself and as agent for the BofA Entities. The Agreement sets forth the terms and conditions on which BAS will open and maintain margin and execution accounts (the “Accounts”) for and otherwise transact business with Customer. Certain capitalized terms used in this Agreement are defined in Section 18.
1.	Margin Maintenance, Repayment of Financing— Customer will at all times maintain in, and upon written or oral demand furnish to, the Accounts assets of the types and in the amounts required by the BofA Entities in light of outstanding Contracts with BofA Entities (“Margin”). Immediately upon written or oral demand by BAS, Customer shall pay to BAS in immediately available U.S. funds any principal balance of, accrued but unpaid interest on, and any other Obligation owing in respect of, any Account.

2.	Security Interest—
(a)	Grant of Security Interest. Customer hereby assigns and pledges to the BofA Entities all Collateral, and Customer hereby grants a continuing first priority security interest therein, a lien thereon and a right of set off against any Collateral, and all such Collateral shall be subject to a general lien and a continuing first security interest and fixed charge, in each case securing the discharge of all Obligations, Contracts with BofA Entities and liabilities of Customer to the BofA Entities, whether now existing or hereafter arising and irrespective of whether or not any of the BofA Entities have made advances in connection with such Collateral, and irrespective of the number of accounts Customer may have with any of the BofA Entities, or which BofA Entity holds such Collateral.

(b)	No other Liens. All Collateral (including any Margin) delivered to any BofA Entity shall be free and clear of all prior liens, claims and encumbrances (other than liens solely in favor of the BofA Entities), and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than security interests solely in the BofA Entities’ favor. Furthermore, Collateral consisting of securities shall be delivered in good deliverable form (or the BofA Entities shall have the power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities.

(c)	Perfection. Customer shall execute such documents and take such other action as the BofA Entities shall reasonably request in order to perfect the BofA Entities’ rights with respect to any such Collateral. Customer shall pay the fees for any filing, registration, recording or perfection of any security interest contemplated by this Agreement and pay, or cause to be paid, from the Accounts any and all Taxes imposed on the Collateral by any authority. In addition, Customer appoints the BofA Entities as Customer’s attorney- in-fact to act on Customer’s behalf to sign, seal, execute and deliver all documents, and do all acts, as may be required, or as any BofA Entity shall determine to be advisable, to perfect the security interests created hereunder in, provide for any BofA Entity to have control of, or realize upon any rights of any BofA Entity in, any or all of the Collateral. The BofA Entities and Customer each acknowledge and agree that each Account is a “securities account” within the meaning of Article 8 of the Uniform Commercial Code, as in effect in the State of New York (the “NYUCC”), and all property and assets held in or credited from time to time to such an account shall be treated as a “financial asset” for purposes of Article 8 of the NYUCC. BAS represents and warrants that it is a “securities intermediary” within the meaning of Article 8 of the NYUCC and is acting in such capacity with respect to each Account maintained by it.

(d)	Effect of Security Interest. The BofA Entities’ security interest in the Collateral shall (i) remain in full force and effect until the payment and performance in full of Customer’s Obligations, (ii) be binding upon Customer, its successors and permitted assigns, and (iii) inure to the benefit of, and be enforceable by, the BofA Entities and their respective successors, transferees and assigns.

(e)	Securities Contract The parties acknowledge that this Agreement and each Contract entered into pursuant to this Agreement are each a “securities contract” within the meaning of the United States Bankruptcy Code (11 U.S.C. Section 741(7)).
3.	Maintenance of Collateral -
(a)	General. Each BofA Entity that holds Collateral holds such Collateral for itself and also as agent and bailee for all other BofA Entities that are secured parties under any Contract or as to which Customer has any Obligation. All Collateral pledged by Customer in connection with a particular Contract shall secure, first, the Obligations to the BofA Entities under that Contract and, second, the Obligations to the BofA Entities under all other Contracts.

(b)	Transfers of Collateral between Accounts. Customer agrees that the BofA Entities, at any time, at any BofA Entity’s discretion and without prior notice to Customer, may use, apply, or transfer any and all Collateral interchangeably between BofA Entities in any accounts in which Customer has an interest. With respect to Collateral pledged principally to secure Obligations under any Contract with any BofA Entity, the BofA Entities shall have the right, but in no event the obligation, to apply all or any portion of such Collataral to Customer’s Obligations to any of the BofA Entities under any other Contract, to transfer all or any portion of such Collateral to secure Customer’s Obligations to any of the BofA Entities under any other Contract or to release any such Collateral. Under no circumstances shall any Collateral pledged principally to secure Obligations to any of the BofA Entities under any Contract with any BofA Entity be required to be applied or transferred to secure Obligations to any of the BofA Entities or to be released if (i) any BofA Entity determines that such transfer would render it undersecured with respect to any Obligations, (ii) an event of default has occurred under such Contract or (iii) any such application, transfer or release would be contrary to Applicable Law.

(c)	BofA Entities acting as Securities Intermediaries. Each BofA Entity hereby agrees to comply with entitlement orders and other instructions with respect to any Collateral held in or credited to any account of Customer maintained by any BofA Entity, which entitlement order or instruction is originated by any BofA Entity that is a secured party under any Contract, in each case without further consent of Customer; Customer consents to such agreement and to any agreement (including any control or similar agreement) pursuant to which a BofA Entity agrees to comply with entitlement orders with respect to Collateral held in or credited to any account of Customer maintained by such BofA Entity, or otherwise held by such BofA Entity which entitlement order or instruction is originated by any other BofA Entity that is a secured party under any Contract. Each of the BofA Entities represents and warrants that it has not, and agrees that it will not, agree to comply with entitlement orders concerning the Collateral held by the BofA Entities that are originated by any person other than (i) a BofA Entity or (ii) Customer (until a BofA Entity shall have given a “notice of sole control”).
4.	Rehypothecation — Customer expressly grants the BofA Entities the right, to the fullest extent that it may effectively do so under Applicable Law and without notice to Customer, (a) to hold and re-register the Collateral in their own name or in another name other than Customer’s, and to pledge, repledge, hypothecate, rehypothecate, sell, end, or otherwise transfer or use any amount of the Collateral, separately or together with other amounts of the Collateral, with all attendant rights of ownership (including the right to vote the securities), for the sum due to any of the BofA Entities, or for a greater sum and for a period of time longer than the Obligations or Contracts with respect to which such Collateral was pledged, and without retaining in their possession and control a like amount of similar Collateral and (b) to use or invest cash Collateral at its own risk. For the purposes of the return of any Collateral to Customer, the BofA Entities’ return obligations shall be satisfied by delivering securities of the same issuer, class and quantity as the Collateral initially transferred. For the avoidance of doubt, Customer hereby grants the BofA Entities its consent to hypothecate its securities for the purposes of Rule 15c2-1(a)(1) of the Securities Exchange Act of 1834 (the “Exchange Act”).

5.	Representations and Warranties of Customer — Customer (and, if a person or entity is signing this Agreement on behalf of Customer, such person or entity) hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which this Agreement is in effect, that:
(a)	Due Organization: Organizational Information. Customer is duly organized and validly existing under the laws of the jurisdiction of its organization; Customer’s jurisdiction of organization, type of organization, place of business (if it has only one place of business) or chief executive office (if it has more than one place of business) and organizational identification number are, in each case as set forth on the cover page hereof or as shall have been notified to BAS not less than 30 days prior to any change of such information; and unless Customer otherwise informs BAS in writing, Customer does not have any place of business in the United Kingdom.

(b)	Non-Contravention: Compliance with Applicable Laws. The execution, delivery and performance by Customer of this Agreement and the fulfillment of the Obligations hereunder, do not and will not result in a breach or violation of any Applicable Law, order, or award binding on Customer or its property, or Customer’s organizational documents, or any material contract or other instrument binding on or affecting Customer or any of its property. Customer has at all times been, is, and will at all times be, in compliance with Applicable Law, and Customer maintains adequate controls to be reasonably assured of such compliance. There are no legal or governmental proceedings or investigations pending or threatened to which Customer or any Related Person is a party or to which any of the properties of Customer or any Related Person is subject.

(c)	Due Execution Customer has full power and is duly authorized to execute and deliver this Agreement and to perform is obligations hereunder, and this Agreement has been duly executed and delivered by Customer, and this Agreement constitutes a valid, binding and enforceable agreement of Customer, enforceable in accordance with its terms, subject to applicable bankruptcy and similar laws affecting creditors’ rights and general principles of equity.

(d)	No Consent No consent of any person and no authorization or other action by, and no notice to, or filing with, any governmental authority or any other person is required that has not already been obtained (i) for the due execution, delivery and performance by Customer of this Agreement or (ii) for the exercise by any of the BofA Entities of the rights or remedies provided for in this Agreement, including rights and remedies in respect of the Collateral.

(e)	No Prior Lien. Customer is the lawful owner of all Collateral, free and clear of all liens, claims, encumbrances and transfer restrictions, except such as are created under this Agreement and other liens in favor of one or more BofA Entities, and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than those in favor of the BofA Entities. No person (other than any BofA Entity) has an interest in any Account or any other accounts of Customer with any of the BofA Entities or any Collateral or other assets or property held therein or credited thereto.

(f)	ERISA. the assets of Customer are not and will not be assets of (i) an “employee benefit plan” that is subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “ plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) a person or entity the underlying assets of which include plan assets by reason of Department of Labor Regulation

Section 2510.3-101 or otherwise, or (iv) a “governmental plan” as defined in Section 3(32) of ERISA or a “church plan” as defined in Section 3(33) of ERISA that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

(g)	Market Timing. Customer does not presently engage in and will not engage in any Market-Timing Trading Activity, and Customer will not use the proceeds of any financing in furtherance of any Market-Timing Trading Activity. Customer will not use the proceeds of any financing to invest, whether directly or indirectly, in Market-Timing Investment Entities and Customer is, and at all times will be, in compliance with (i) Investment Company Act Rule 22c-1 in connection with the purchase, sale and exchange of all U.S. mutual funds and (ii) all applicable analogous Applicable Law relating to the timing of purchases, sales and exchanges of non-U.S, mutual funds, non-U.S. unit trusts or analogous non-U.S. investment vehicles. To the extent that Customer learns that Customer has invested in a Market-Timing Investment Entity, Customer shall immediately notify BAS of such investment, including the name of each such Market-Timing Investment Entity and the amount of the investment, as well as Customer’s plan to divest Customer’s investment in such entity in a timely manner, and Customer shall immediately commence such divestment and complete the same in a timely manner.

(h)	Information Provided by Customer: Financial Statements. Any information provided by Customer to any BofA Entity in connection with this Agreement is correct and complete, and Customer agrees promptly to notify the relevant BofA Entity if there is any material change with respect to any such information. Customer’s financial statements or similar documents previously or hereafter provided to the BofA Entities (i) do or will fairly present the financial condition of Customer as of the date of such financial statements and the results of its operations for the period for which such financial statements are applicable, (ii) have been prepared in accordance with generally accepted accounting principles consistently applied and, (iii) if audited, have been certified without reservation by a firm of independent public accountants. Customer will promptly furnish to the relevant BofA Entity any information (including financial information) about Customer upon such BofA Entity’s request.

(i)	Anti-Money Laundering. To the best of Customer’s knowledge, none of Customer, any person controlling or controlled by Customer, any person having a beneficial interest in Customer, or any person for whom Customer acts as agent or nominee in connection herewith is: (A) an individual of entity, country or territory, that is named on a list issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or an individual or entity that resides, is organized or chartered, or has a place of business, in a county or territory subject to OFAC’s various sanctions/embargo programs; (B) a resident in, or organized or chartered under the laws of (1)a jurisdiction that has been designated by the Secretary of the Treasury under the USA PATRIOT Act as warranting special measures and/or as being of primary money laundering concern, or (2) a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles by a multinational or inter-governmental group such as the Financial Action Task Force on Money Laundering (“FATF”) of which the United States is a member; (C) a financial institution that has been designated by the Secretary of the Treasury as warranting special measures and/or as being of primary money laundering concern; (D) a “senior foreign political figure,” or any “immediate family” member or “close associate” of a senior foreign political figure, in each case within the meaning of Section 5318(i) of Title 31 of the United States Code of regulations issued thereunder; or (E) a prohibited “foreign shell bank” as defined in Section 5318(j) of Title 31 of the United States Code or regulations issued thereunder, or a U.S. financial institution that has established, maintains, administers or manages an account in the U.S. for, or on behalf of, a prohibited “foreign shell bank.”
6.	Short Sales — Customer agrees to comply with Applicable Law relating to short sales, including but not limited to any requirement that Customer designate a transaction as “long,” “short” or “short exempt.”

7.	No Obligation — Customer agrees that BAS shall be under no obligation to effect or settle any trade on behalf of Customer and that BAS reserves the right at any time to place a limit on the type or size of transactions which are to be settled and cleared by BAS. For the avoidance of doubt, no BofA Entity is required to extend, renew or “roll-over” any Contract or transaction including, but not limited to, any Contract executed on an “open” basis or demand basis with Customer, notwithstanding past practice or market custom.

8.	Events of Default; Setoff -
(a)	Events of Default. (i) In the event of default by Customer on any Obligation under any transaction or Contract (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and any BofA Entity), (ii) if Customer shall become bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding, or (iii) if for any reason BAS or any BofA Entity deems it advisable for its protection (each of the foregoing, an “Event of Default”), BAS and any and all BofA Entities are hereby authorized, in their discretion, to exercise any Rights Upon Default. If BAS or any other BofA Entity elects to sell any Collateral, buy in any property, or cancel any orders upon an Event of Default, such sale, purchase or cancellation may be made on the exchange or other market where such business is then usually transacted, or at public auction or at private sale, without advertising the same and without any notice of the time or place of sale to Customer or to the personal representatives of Customer, and without prior tender, demand or call of any kind upon Customer or upon the personal representatives of Customer, all of which are expressly waived. The BofA Entities may purchase or sell the property to or from itself or third parties in whole or in any part thereof free from any right of redemption, and Customer shall remain liable for any deficiency. A prior tender, demand or call of any kind from the BofA Entities, or prior notice from the BofA Entities, of the time and place of such sale or purchase shall not be considered a waiver of the BofA Entities’ right to sell or buy any Collateral at any time as provided herein.

(b)	Setoff. At any time and from time to time, BAS and any and all BofA Entities are hereby authorized, in their discretion, to set off and otherwise apply any and all of the obligations of any and all BofA Entities to Customer (whether mature or unmatured, fixed or contingent, liquidated or unliquidated) against any and all Obligations of Customer then due to such BofA Entities (whether at maturity, upon acceleration or termination or otherwise). Customer authorizes the BofA Entities to pay itself or others for fees, commissions, markup and other charges, expenses and Obligations from any Account.
9.	Indemnity —
(a)	General. Customer agrees to indemnify and hold the BofA Entities harmless from and fully reimburse the BofA Entities for any indemnified Losses. The indemnities under this Section 9 shall be separate from and in addition to any other indemnity under any Contract with any BofA Entity.

(b)	Delivery Failures. In case of the sale of any security, commodity, or other property by the BofA Entities at the direction of Customer and the BofA Entities’ inability to deliver the same to the purchaser by reason of failure of Customer to supply the BofA Entities therewith, Customer authorizes the BofA Entities to borrow or purchase any such security, commodity, or other property necessary to make delivery thereof. Customer hereby agrees to be responsible for any cost, expense or loss which the BofA Entities may sustain thereby.
10.	Limitation of Liability -
(a)	General. None of the BofA Entities, nor any of their respective officers, directors, employees, agents or counsel, shall be liable for any action taken or omitted to be taken by any of them hereunder or in connection herewith except for the gross negligence or willful misconduct of the applicable BofA Entity. No BofA Entity shall be liable for any error of judgment made by it in good faith. The BofA Entities may consult with legal counsel and any action taken or suffered in good faith in accordance with the advice of such counsel shall be full justification and protection to them.

(b)	Third Parties. The BofA Entities may execute any of their duties and exercise their rights hereunder by or through agents (which may include affiliates) or employees. None of the BofA Entities shall be liable for the acts or omissions of any subcustodian or other agent selected by it with reasonable care. All transactions affected with a third party for Customer shall be for the account of Customer and the BofA Entities shall have no responsibility to Customer or such third party with respect thereto. Nothing in this Agreement shall create, or be deemed to create, any third party beneficiary rights in any person or entity (including any investor or adviser of Customer), other than the BofA Entities.

(c)	No Liability for Indirect, Consequential, Exemplary or Punitive Damages; Force Majeure. In no event shall the BofA Entities be held liable for (i) indirect, consequential, exemplary or punitive damages or (ii) any loss of any kind caused, directly or indirectly, by any Force Majeure Event.
11.	Taxes — Except as required by Applicable Law, each payment by Customer and all deliveries of Margin or Collateral under this Agreement shall be made, and the value of any Collateral shall be calculated, without withholding or deducting any Taxes. If any Taxes are required to be withheld or deducted, Customer shall pay such additional amounts as necessary to ensure that the actual net amount received by the BofA Entities is equal to the amount that the BofA Entities would have received had no such withholding or deduction been required. Customer will provide the BofA Entities with any forms or documentation reasonably requested by the BofA Entities in order to reduce or eliminate withholding tax on payments made to Customer with respect to this Agreement. The BofA Entities are hereby authorized to withhold Taxes from any payment made hereunder and remit such Taxes to the relevant taxing authorities to the extent required by Applicable Law,

12.	Notices; Instructions —
(a)	Notices. All notices and other communications provided hereunder shall be (i) in writing and delivered to the address of the intended recipient specified on the cover page or to such other address as such intended recipient may provide or (ii) posted onto the website maintained by BAS for Customer or (iii) in such other form agreed to by the parties. All communications sent to Customer, shall be deemed delivered to Customer as of (x) the date sent, if sent via facsimile, email or posted onto the internet or (y) the next Business Day if sent via mail or messenger, in each case, whether actually received or not. Failure by Customer to object in writing to any communication within five Business Days of delivery shall be deemed evidence, in the absence of manifest error, that such communication is complete and correct.

(b)	Instructions. Notwithstanding anything to the contrary, Customer agrees that the BofA Entities may rely upon any authorized instructions or any notice, request waiver, consent, receipt or other document which the BofA Entities reasonably believe to be genuine and transmitted by authorized persons.
13.	BofA Entities Are Not Advisors or Fiduciaries — Customer represents that it is capable of assessing the merits (on its own behalf or through independent professional advice), and understands and accepts, the terms and conditions set forth in this Agreement and any transaction it may undertake with the BofA Entities. Customer acknowledges that (a) none of the BofA Entities is (i) acting as a fiduciary for or an adviser to Customer in respect of this Agreement or any transaction it may undertake with the BofA Entities; (ii) advising it, performing any analysis, or making any judgment on any matters pertaining to the suitability of any order, or (iii) offering any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular investment, (b) the BofA Entities do not guarantee or warrant the accuracy, reliability or timeliness of any information that the BofA Entities may from time to time provide or make available to Customer and (c) the BofA Entities may take positions in financial instruments discussed in the information provided Customer (which positions may be inconsistent with the information provided) and may execute transactions for themselves or others in those instruments and may provide investment banking and other services to the issuers of those instruments or with respect to those instruments. Customer agrees that (x) it is solely responsible for monitoring compliance with its own internal restrictions and procedures governing investments, trading limits and manner of authorizing investments, and with the Applicable Law affecting its authority and ability to trade and invest and (y) in no event shall a BofA Entity undertake to assess whether a Contract or transaction is appropriate for Customer.

14.	Litigation in Court, Sovereign Immunity, Service -
(a)	ANY LITIGATION BETWEEN CUSTOMER AND THE BofA ENTITIES OR INVOLVING THEIR RESPECTIVE PROPERTY MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS. EACH PARTY HEREBY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)	ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM OR OTHER LEGAL ACTION IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.

(c)	EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY WAIVES WITH RESPECT TO ITSELF AND ITS REVENUES AND ASSETS (IRRESPECTIVE OF THEIR USE OR INTENDED USE) ALL IMMUNITY ON THE GROUNDS OF SOVEREIGNTY OR SIMILAR GROUNDS FROM (I) SUIT, (II) JURISDICTION OF ANY COURT, (III) RELIEF BY WAY OF INJUNCTION, ORDER FOR SPECIFIC PERFORMANCE, OR RECOVERY OF PROPERTY, (IV) ATTACHMENT OF ITS ASSETS (WHETHER BEFORE OR AFTER JUDGMENT) AND (V) EXECUTION OR ENFORCEMENT OF ANY JUDGMENT TO WHICH IT OR ITS REVENUES OR ASSETS MIGHT OTHERWISE BE ENTITLED IN ANY ACTIONS OR PROCEEDINGS IN SUCH COURTS, AND IRREVOCABLY AGREES THAT IT WILL NOT CLAIM SUCH IMMUNITY IN ANY SUCH ACTIONS OR PROCEEDINGS.

(d)	CUSTOMER HEREBY CONSENTS TO PROCESS BEING SERVED BY ANY BofA ENTITY ON CUSTOMER IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE SPECIFIED IN CLAUSE (a) ABOVE BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED AIRMAIL, POSTAGE PRE-PAID, TO CUSTOMER AT THE ADDRESS SET FORTH AFTER CUSTOMER’S SIGNATURE BELOW; SUCH SERVICE SHALL BE DEEMED COMPLETED AND EFFECTIVE AS FROM 30 DAYS AFTER SUCH MAILING. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
15.	Applicable Law, Enforceability -THIS AGREEMENT, ITS ENFORCEMENT, ANY CONTRACT (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY THEREIN), AND ANY DISPUTE BETWEEN THE BofA ENTITIES AND CUSTOMER, WHETHER ARISING OUT OF OR RELATING TO CUSTOMER’S ACCOUNTS OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK. The parties hereto further agree that the securities intermediary’s jurisdiction, within the meaning of Section 8-110(e) of the NYUCC, in respect of any account in which any Collateral is deposited or held and in respect of any Collateral consisting of security entitlements is the State of New York and agree that none of them has or will enter into any agreement to the contrary, Customer and BAS agree that, in respect of any Account maintained by BAS, the law applicable to all the issues specified in Article 2(1) of the “Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (Hague Securities Convention)” is the law in force in the State of New York and agree that none of them has or will enter into any agreement to the contrary.

16.	Modification; Termination; Assignment -
(a)	Modification. Any modification of the terms of this Agreement must be made in writing and executed by the parties to this Agreement.

(b)	Termination Either BAS or Customer may terminate this Agreement upon delivery of written notice to the other party, provided that Customer’s termination notice is only effective if it is accompanied by instructions as to the transfer of all property held in the Accounts. Sections 2, 3, 9, 10 and 14 and each representation made hereunder shall survive any termination.

(c)	Assignment. BAS may assign its rights hereunder or any interest herein or under any other Contract with any BofA Entity to any affiliate and otherwise on thirty days prior written notice to an unaffiliated entity. Customer may not assign its rights hereunder or any interest herein or under any other Contract without the prior written consent of BAS. Any attempted assignment by Customer in violation of this Agreement shall be null, void and without effect.
17.	Miscellaneous -
(a)	Fees. Customer agrees to pay all brokerage commissions, markups or markdowns in connection with the execution of transactions and other fees for custody and other services rendered to Customer as determined by BAS.

(b)	Contingency The fulfillment of the obligations of any BofA Entity to Customer under any Contract is contingent upon there being no breach, repudiation, misrepresentation or default (however characterized) by Customer which has occurred and is continuing under any Contract.

(c)	Conversion of Currencies. The BofA Entities shall have the right to convert currencies in connection with the effecting of transactions and the exercise of any of their rights hereunder in a commercially reasonable manner.

(d)	Truth-in-Lending Statement. Customer hereby acknowledges receipt of BAS’s Truth-in-Lending disclosure statement. Interest will be charged on any debit balances in the Accounts in accordance with the methods described in such statement or in any amendment or revision thereto which may be provided to Customer. Any debit balance which is not paid at the close of an interest period will be added to the opening balance for the next interest period.

(e)	BAS not a Bank. Unless explicitly stated otherwise, transactions hereunder and funds held in the Accounts (i) are not insured by the Federal Deposit Insurance Corporation or any government agency, (ii) are not deposits or obligations of, or guaranteed by, Bank of America, N.A. or any other bank; and (iii) involve market and investment risks, including possible loss of the principal amount invested.

(f)	USA Patriot Act Disclosure, BAS, like all financial institutions, is required by Federal law to obtain, verify and record information that identifies each customer who opens an account with BAS. When Customer opens an account with BAS, BAS will ask for Customer’s name, address, date of birth, government-issued identification number and/or other information that will allow BAS to form a reasonable belief as to Customer’s identity, such as documents that establish legal status.

(g)	Anti-Money Laundering. Customer understands and acknowledges that the BofA Entities are, or may in the future become subject to, money laundering statutes, regulations and conventions of the United States or other international jurisdictions, and Customer agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by any BofA Entity for the purpose of carrying out due diligence as may be required by Applicable law. Customer agrees that it will provide the BofA Entities with such information as any BofA Entity may reasonably require to comply with applicable anti-money laundering laws or regulations. Customer understands, acknowledges and agrees that to the extent permitted by Applicable Law, any BofA Entity may provide information, including confidential information, to the Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury, or any other agency or instrumentality of the U.S. Government, or as otherwise required by Applicable Law, in connection with a request for information on behalf of a U.S. federal law enforcement agency investigating terrorist activity or money laundering.

(h)	Money Market Funds. Customer agrees that with respect to transactions effected in shares of any money market fund and any other transactions listed in Rule 10b-10(b)(1) of the Exchange Act, BAS may provide Customer with a monthly or quarterly written statement pursuant to Rule 10b-10(b) of the Exchange Act In lieu of an immediate confirmation.

(i)	No Waivers. No failure or delay in exercising any right or any partial exercise of a right will operate as a waiver of the full exercise of that right. The rights provided in the Contracts are cumulative and not exclusive of any rights provided by law.

(j)	Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered will be an original, but all of which counterparts will together constitute one and the same instrument.

(k)	Integration; Severability. This Agreement supersedes all prior agreements as to matters within its scope. To the extent this Agreement contains any provision which is inconsistent with provisions in any other Contract or agreement between Customer and any of the BofA Entities, or of which Customer is a beneficiary, the provisions of this Agreement shall control except if such other Contract explicitly states that it is intended to supersede this Agreement in which case such other Contract shall prevail. If any provision of this Agreement is or becomes inconsistent with Applicable Law, that provision will be deemed modified or, if necessary, rescinded in order to comply. All other provisions of this Agreement shall remain in full force and effect. To the extent that this Agreement is not enforceable as to any Contract, this Agreement shall remain in full force and effect and be enforceable in accordance with its terms as to all other Contracts.

(l)	Recording of Conversations Customer is aware that the BofA Entities may record conversations between any of them and Customer or Customer’s representatives relating to the matters referred to in this Agreement and Customer has no objection and hereby agrees to such recording.
18.	Certain Definitions -
(a)	“Applicable Law” means all applicable laws, rules, regulations and customs, including, without limitation, those of all U.S. and non-U.S., federal, state and local governmental authorities, self-regulatory organizations, markets, exchanges and clearing facilities, in all cases where applicable.

(b)	“BofA Entities” means BAS along with Bank of America, NA., any and all branches of Bank of America, N.A., and any of the current and future subsidiaries, parents, affiliates, divisions, officers, directors, agents and/or employees of the foregoing entities, either collectively or individually, as the context requires.

(c)	“Business Day” means any day other than a Saturday, Sunday and or other day on which the New York Stock Exchange is closed.

(d)	“Collateral” means (i) each deposit, custody, securities, commodity or other account maintained by Customer with any of the BofA Entities (including, but not limited to, any or all Accounts); (ii) any cash, securities, commodities, general intangibles and other property which may from time to time be deposited, credited, held or carried in any such account, that is due to Customer from any of the BofA Entities, or that is delivered to or in the possession or control of any of the BofA Entities or any of the BofA Entities’ agents and all security entitlements with respect to any of the foregoing; (iii) all of Customer’s rights, title or interest in, to or under any Contract with any of the BofA Entities, including obligations owed by any BofA Entity; (iv) all of

Customer’s security interests (or similar interests) in any property of any BofA Entity securing any BofA Entity’s obligations to Customer under any Contract; (v) any property of Customer in which any of the BofA Entities is granted a security interest under any Contract or otherwise (howsoever held); (vi) all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing; and (vii) all proceeds of any of the foregoing, in each case whether now existing or owned by Customer or hereafter arising or acquired.

(e)	“Contract” means this Agreement and any agreement as to which Customer is a party, has any obligations or holds any rights, regardless of how documented and whether written or oral, together with all purchases and sales, agreements, instruments and other documents, including, without limitation, payment and delivery obligations, obligations relating to the extension of credit or to pay damages (including costs of cover) and payment of legal and other expenses incurred in connection with the enforcement of Contracts.

(v)	“Force Majeure Event” means government restrictions, exchange or market actions or rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, floods, strikes, failure of utility or similar services, accidents, adverse weather or other events of nature (including but not limited to earthquakes, hurricanes and tornadoes) and any other conditions beyond the BofA Entities’ control and any event where any communications network, data processing system or computer system used by any of the BofA Entities or Customer or by market participants is rendered wholly or partially inoperable.

(g)	“Indemnified Losses” means any loss, claim, damage, liability, penalty, fine or excise tax (including any reasonable legal fees and expenses relating to any action, proceeding, investigation and preparation therefor) when and as incurred by the BofA Entities (i) pursuant to authorized instructions received by the BofA Entities from Customer or its agents, (ii) as a consequence of a breach of any covenant, representation or warranty hereunder, (iii) in settlement of any claim or litigation if such settlement is effected with the written consent of Customer or (iv) in connection with or related to any Account, this Agreement, any Contract, any transactions hereunder, any activities or services of the BofA Entities in connection with this Agreement or otherwise (including, without limitation, (A) any technology services, reporting, trading, research or capital introduction services or (B) any DK or disaffirmance of any transaction hereunder). “Indemnified Losses” shall (x) include without limitation any damage, loss, cost and expense that is incurred to put the BofA Entities in the same economic position as they would have been in had a default (howsoever defined) under any Contract not occurred, or that arises out of any other commitment any BofA Entity has entered into in connection with or as a hedge in connection with any transaction or in an effort to mitigate any resulting loss to which any BofA Entity is exposed because of a default (howsoever defined) under any Contract and (y) not include any losses of a BofA Entity resulting directly from such BofA Entity’s gross negligence or willful misconduct.

(h)	“Market-Timing Investment Entities” means hedge funds, private investment funds or other companies or partnerships that engage in Market Timing Trading Activity.

(i)	“Market-Timing Trading Activity” means purchasing and selling, or exchanging, mutual fund or similar investment units (i) to exploit short-term differentials in the prices of such funds or similar units and their underlying assets, and similar trading strategies or (ii) purchasing and selling, or exchanging mutual fund or similar investment units more than twice within a thirty-day period. Notwithstanding the above, the following shall not constitute “Market-Timing Trading Activity”: (x) trading of money market funds, short-term bond funds or exchange-traded funds or (y) trading of mutual funds in the manner consistent with such fund’s prospectus or other offering documents.

(j)	“Obligations” means any and all obligations of Customer to any BofA Entity arising at any time and from time to time under or in connection with any and all Contracts, in each case whether now existing or hereafter arising, whether or not mature or contingent.

(k)	“Related Person” means principals, directors and senior employees (in such official capacity as principal, director or senior employee, as the case may be) of (i) Customer, (ii) Customer’s affiliates, (iii) Customer’s investment manager or (iv) any person or entity for which Customer’s investment manager acts as investment manager.

(l)	“Rights Upon Default” means the relevant BofA Entities’ rights (i) to terminate, liquidate and accelerate any and all Contracts, (ii) to exercise any right under any security relating to any Contract, (iii) to net or set off payments which may arise under any Contract or other agreement or under Applicable Law. (iv) to cancel any outstanding orders for the purchase or sale or borrowing or lending of any securities or other property, (v) to sell any or all of the Collateral (either individually or jointly with others), (vi) to buy in any securities, commodities or other property of which any Account of Customer may be short, and (vii) to exercise any rights and remedies available to a secured creditor under any Applicable Law or under the NYUCC (whether or not the NYUCC is otherwise applicable in the relevant jurisdiction).

(m)	“Taxes” means any taxes, levies, imposts, duties, charges, assessments or fees of any nature, including interest, penalties and additions thereto that are imposed by any taxing authority.

Exhibit B to BAS Agreement — Prime Brokerage Terms
The Prime Brokerage Terms (the “PB Terms”) are entered into between Customer and BANC OF AMERICA SECURITIES LLC (“BAS”), on behalf of itself and as agent for the BofA Entities. The PB Terms set forth certain additional terms and conditions on which BAS will open and maintain Accounts for prime brokerage pursuant to the Account Agreement between BAS and Customer (the “Account Agreement”). In the event of any inconsistency between any term of the PB Terms and the Account Agreement, the PB Terms shall control. All capitalized terms used but not defined herein shall have the meaning set forth in the Account Agreement. For the avoidance of doubt, “Applicable Law” shall include the SEC letter.
1.	Prime Brokerage — Customer may maintain brokerage accounts with brokers, other than BAS (“Executing Brokers”) and may from time to time place orders with an Executing Broker, but designate BAS as its “Prime Broker.”
(a)	Prime Brokerage Agreements with Executing Brokers. In connection therewith, Customer hereby requests that BAS act as its Prime Broker and authorizes BAS (x) to execute an agreement with each Executing Broker with whom Customer engages in prime brokerage transactions (a “Prime Brokerage Agreement”), (y) to provide and obtain any relevant information relating to Customer in order for BAS to establish a prime brokerage relationship on Customer’s behalf with the Executing Brokers, and (z) to perform any necessary or useful act as Prime Broker in accordance with the Account Agreement, the PB Terms or Applicable Law. Customer understands that no order may be legally accepted by BAS as Prime Broker from an Executing Broker with whom BAS has not entered into a Prime Brokerage Agreement.

(b)	Settlement. Customer or its authorized representative will advise BAS prior to the close of business (New York time) on trade date of the details of all transactions (the “Trade Data”) effected for it by an Executing Broker. BAS is authorized to acknowledge, affirm, settle and clear all such transactions. BAS is further authorized to undertake to resolve any unmatched trade report received by it from an Executing Broker; however, Customer shall remain responsible for the ultimate resolution and BAS shall have no responsibility with respect to Trade Data not correctly transmitted to it on a timely basis by any person or entity. If Customer has instructed Executing Brokers to send trade confirmations to Customer in care of BAS, Customer understands that such confirmations are available to Customer without charge upon request. BAS may provide the Executing Brokers with any relevant information necessary in order for the Executing Brokers to settle such trades.

(c)	Minimum NET Equity. If Customer fails to maintain in its Accounts cash and securities with a ready market in an amount equal to or exceeding the minimum net equity required for prime brokerage customers under the SEC Letter for Customer (the “Minimum Net Equity”), and Customer does not bring its Accounts into compliance in accordance with Applicable Law, BAS shall notify all Executing Brokers of this event and may be required by the SEC Letter to DK any transaction effected for Customer by an Executing Broker without notice to Customer, in which case all transactions of Customer for that day will be DK’d. BAS will send a cancellation notification to Customer to offset the prior notification sent pursuant to Section 1(b) and Customer must settle outstanding trades directly with the Executing Brokers. “SEC Letter” means the Securities and Exchange Commission No-Action letter, dated January 25, 1994, relating to prime brokerage, as amended, supplemented or modified from time to time.

(d)	Settlement In Bulk. BAS may commingle its prime brokerage transactions with those of other accounts managed by the investment manager of Customer (“sub-accounts”) for settlement in bulk in accordance with the investment manager’s instructions. If the net equity of any sub-account is below the Minimum Net Equity, BAS may be required to DK the entire transaction, in which case, prior to the DK deadline established by the SEC Letter, the investment manager may (i) resubmit the bulk trade so as to exclude those securities which were originally allocated to the sub-account failing to meet the Minimum Net Equity requirement or, (ii) if permissible, re-allocate the entire prime brokerage transaction to those sub-accounts meeting the Minimum Net Equity requirement.
2.	Software -
(a)	License; Use. Upon any BofA Entity’s delivering to Customer, or making available for use by Customer, any computer software or application, as such may be delivered, made available, and modified by any BofA Entity from time to time in its sole discretion (the “Software”), the BofA Entities grant to Customer a personal, non-transferable and non-exclusive license to use the Software solely for Customer’s own internal and proper business purposes and not in the operation of a service bureau or other business outside of or in addition to Customer’s ordinary course of business. The Software may include trade blotter functions, capital accounting functions, interfaces with other systems and accounting functions, a Customer website, and other software or communication or encryption systems that may be developed from time to time. Except as set forth herein, no license or right of any kind is granted to Customer with respect to the Software. Customer acknowledges that the BofA Entities and their suppliers retain and have title and exclusive proprietary rights to the Software, including any trade secrets or other ideas, concepts, know-how, methodologies, or information incorporated therein and the exclusive rights to any copyrights, trademarks and patents (including registrations and applications for registration of either), or other statutory or legal protections available in respect thereof. Customer further acknowledges that all or a part of the Software may be copyrighted or trademarked (or a registration or claim made therefore) by any BofA Entity or its suppliers. Customer shall not take any action with respect to the Software inconsistent with the foregoing acknowledgments, nor shall it attempt to decompile, disassemble, reverse engineer, modify, or create

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derivative works from the Software. Customer may not copy, sell, lease, reproduce or provide, directly or indirectly, any of the Software or any portion thereof to any other person or entity without the BofA Entities’ prior written consent. Customer may not remove any statutory copyright notice or other notice included in the Software or on any media containing the Software.

(b)	Equipment. Customer shall obtain and shall maintain all equipment, software and services, including but not limited to computer equipment and telecommunications services, necessary for it to use the Software, and the BofA Entities shall not be responsible for the reliability or availability of any such equipment, software or services.

(c)	Proprietary Information. The Software, any database and any proprietary data, processes, information and documentation made available to Customer (other than those that are or become part of the public domain or are legally required to be made available to the public) (collectively, the “Information”), are the exclusive and confidential property of the BofA Entities or their suppliers. Customer shell keep the information confidential by using the same care and discretion that Customer uses with respect to its own confidential property and trade secrets, but not less than reasonable care. Upon termination of the Account Agreement, the PB Terms or the Software license granted herein for any reason, Customer shall return to the BofA Entities any and all copies of the Information that are in its possession or under its control.

(d)	No Representations or Warranties. THE BofA ENTITIES AND THEIR MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE SOFTWARE, SERVICES OR ANY DATABASE, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER ACKNOWLEDGES THAT THE SOFTWARE, SERVICES AND ANY DATABASE ARE PROVIDED “AS IS.” IN NO EVENT SHALL ANY BofA ENTITY OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL, THAT CUSTOMER OR ANY THIRD PARTY MAY INCUR IN CONNECTION WITH OR RELATED TO THE SOFTWARE, SERVICES OR ANY DATABASE, EVEN IF A BofA ENTITY OR SUCH SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL ANY BofA ENTITY OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, ACTS OF WAR OR TERRORISM, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

(e)	Security; Reliance; Unauthorized Use. Customer will cause all persons using the Software to treat all applicable user and authorization codes, passwords and authentication keys with extreme care, and Customer will establish internal control and safekeeping procedures to restrict the availability of the same to duly authorized persons only. No BofA Entity shall be liable or responsible to Customer or any third party for any unauthorized use of the Software or of the user and authorization codes, passwords and authentications keys that may be used in connection with the Software.

(f)	Encryption. Customer acknowledges and agrees that encryption may not be available for any or all data or communications between Customer and any BofA Entity. Customer agrees that any BofA Entity may, at any time, deactivate any encryption features such BofA Entity may in its sole discretion provide, without notice or liability to Customer.

(g)	Termination. Customer acknowledges and agrees that any BofA Entity may, in its sole discretion, at any time, and without any notice or liability to Customer, suspend or terminate this license of the Software to Customer and deny Customer’s access to and use of the Software.

(h)	Other Terms and Condition. Customer shall comply with all other terms and conditions that may be posted by any BofA Entity on any website or web page through which Customer accesses or uses the Software or that may otherwise be delivered in any form to Customer in connection with its use of the Software. The use by Customer of the Software constitutes Customer’s acceptance of and agreement to be bound by all such other terms and conditions.

(i)	Compliance with Law. Customer shall comply with all Applicable Law applicable to Customer’s use of the Software.
3.	Termination of PB Terms — BAS may terminate the PB Terms at any time for any reason by giving notice of termination to Customer. In the event of such termination, BAS continues to have its rights under the SEC Letter to cease the clearance and settlement of any transactions for Customer executed but not settled prior to such notice of termination. The PB Terms shall terminate immediately upon the termination of the Account Agreement.

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